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                                                                   EXHIBIT 10.37

                               BUILDER'S AGREEMENT

         THIS BUILDER'S AGREEMENT ("AGREEMENT") is made and entered into as of the ___ day of August 2000, by and between, OH INVESTMENTS, INC., a Florida corporation ("OWNER") and CENTERLINE HOMES AT DELRAY, INC., a Florida corporation ("DEVELOPER").

                              W I T N E S S E T H:

         WHEREAS, Owner is or anticipates becoming the Owner of all that certain real property consisting of approximately one hundred thirty-four (134) acres in total area, situate, lying and being in the County of Palm Beach, State of Florida, the legal description of which is set forth on EXHIBIT "A" attached hereto and made a part hereof, and more commonly known as "Vizcaya" ("PROPERTY"); and

         WHEREAS, Upjohn-Delray Limited Partnership ("UPJOHN"), the previous owner of the Property, has commenced development of the Property as an active adult community containing five hundred four (504) residential housing units ("RESIDENTIAL UNITS") and related amenities known as "Vizcaya" ("PROJECT"), but has not completed development of the Project; and

         WHEREAS, Developer was the limited partner of Upjohn and the developer of the Project during the time Upjohn owned the Property and Project, and

         WHEREAS, Owner seeks to continue the development of the Project to completion; and

         WHEREAS, Owner desires to engage the services of Developer as an independent contractor to continue with the planning, development, marketing, construction and sale of the Residential Units comprising the Project, and Developer desires to accept such engagement, all in accordance with and subject to the terms, conditions and provisions set forth in this Agreement.

         NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Developer hereby agree as follows:

         Section 1. ENGAGEMENT OF DEVELOPER.

                  1.1. ENGAGEMENT. Owner engages Developer to act as the developer of the Project and to perform the services described below, and Developer accepts such engagement.

         Section 2. DEVELOPMENT OF THE PROJECT.

                  2.1. DEVELOPMENT PLAN. Attached hereto as EXHIBIT "B", and made a part hereof, is Developer's development plan ("DEVELOPMENT PLAN") for the Project which is approved by Owner, and which sets forth among other things,


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Developer's detailed plan regarding the order, manner and method in which the
Project shall be constructed, including, but not limited to all plans and specifications, designs, schedules, budgets and programs. The Development Plan may be amended or supplemented only upon the prior written approval of Owner.

                  2.2. NOTIFICATION BY DEVELOPER; DEVELOPMENT PLAN. Within five
(5) business days after Developer becomes aware that the Development Plan must be revised for any reason whatsoever, and at such other times as may be agreed upon by Owner and Developer, Developer shall furnish to Owner a proposed revised Development Plan with explanation for the revisions for Owner's review and approval.

                  2.3. PROJECT SCHEDULE. Attached hereto as EXHIBIT "C", and made a part hereof, is Developer's construction schedule ("PROJECT SCHEDULE") for the Project which is approved by Owner, and which sets forth among other things, Developer's detailed projections of construction commencement and completion dates for: (i) Residential Units; (ii) amenities for Residential Units and the Project ("AMENITIES"); and (iii) the Project (the Residential Units and Amenities are sometimes referred to herein as, the "IMPROVEMENTS"). The Project Schedule may be amended or supplemented only upon the written approval of Owner.

                  2.4 NOTIFICATION BY DEVELOPER; PROJECT SCHEDULE. Within five
(5) business days after Developer becomes aware that any action or performance shown on the Project Schedule will be delayed more than ten (10) days beyond the commencement or completion date that is specified for such action or performance, and at such other times as may be agreed upon by Owner and Developer, Developer shall furnish to Owner proposed additional or revised schedules with explanation for the deviations from the Project Schedule for Owner's review and approval.

                  2.5. FULL COST DEVELOPMENT BUDGET. Attached hereto as EXHIBIT "D", and made a part hereof, is Developer's budget ("FULL COST DEVELOPMENT BUDGET") for the Project which is approved by Owner, and which sets forth among other things Developer's detailed projections of all projected costs and expenses of the Project, including, but not limited to the (i) development, construction, marketing, sales, allocated overhead and other expenditures; (ii) sales absorption estimates; and (iii) average sales prices for the Residential Units.

                  2.6. NOTIFICATION BY DEVELOPER; FULL COST DEVELOPMENT BUDGET. Upon the earlier of (i) within three (3) business days after Developer becomes aware that the projected cost to complete any line item (a) of Fifty Thousand ($50,000) Dollars or greater (on an annual basis) in the Developer's Full Cost Development Budget shall exceed two (2%) percent of the amounts budgeted for such line item, including but not limited to the budgeted cost of each individual Residential Unit, or (b) of less than Fifty Thousand ($50,000) Dollars in the Developer's Full Cost Development Budget shall exceed by Five Thousand ($5,000) Dollars of the amounts budgeted for such line item, or (ii) at any time Owner may request, Developer shall furnish to Owner proposed revised Full Cost Development Budgets with explanation for the deviations from the Full Cost Development Budget for Owner's review and approval. Developer shall have no obligation to pay for any increase in the Full Cost Development Budget, but only


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so long as such increases were approved by Owner in writing. In accordance with
Section 13.6 hereof, Developer shall be liable to Owner for, and indemnify, defend and hold Owner harmless against any and all unauthorized expenditures or incurrence of liability that Developer makes in connection with the Project.

                  2.7. RECORDS. In the event of any inconsistency between Owner's and Developer's accounting books and records for the Project, Owner's accounting books and records for the Project shall control.

         Section 3. FUNDING OF THE PROJECT.

                  3.1. FINANCING. Owner has obtained (or will obtain) the necessary financing for the Project in accordance with the Full Cost Development Budget in the form of two (2) loans from Guaranty Federal Bank, F.S.B. ("LENDER"), one being an acquisition and development loan in the amount of Sixteen Million Two Hundred Fifty Eight Thousand Three Hundred One ($16,258,301) Dollars ("A&D LOAN") and the second being a construction loan in the amount of Eleven Million ($11,000,000) Dollars ("CONSTRUCTION LOAN") (collectively, the "LOANS"). It is hereby agreed and acknowledged by and between Owner and Developer, that Craig Perry, Debra Perry, Stephen Margolis and Lori Margolis, shall guaranty, jointly and severally, the full amount of both the A&D Loan and the Construction Loan, and that Oriole Homes Corp., a Florida Corporation ("ORIOLE") shall only guaranty, up to the aggregate amount of the first Two Million ($2,000,000) Dollars of the Loans; it being the intention of the parties hereto that Oriole's total and aggregate guaranty for both the A&D Loan and the Construction Loan combined, shall never exceed the total and aggregate amount of Two Million ($2,000,000) Dollars. Developer shall assist Owner, including, without limitation, to (a) negotiate the appropriate instruments and documents evidencing and securing such financing, and (b) provide such guarantees as may be necessary to obtain such financing so that the financing is non-recourse to Owner, Owner's officers, directors, agents, employees, shareholders and partners thereof. Developer agrees to execute and deliver any and all other documents reasonably requested by Owner or required by Lender in connection with the financing for the Project. Developer will not accept any additional proposal for financing without first obtaining Owner's consent. Developer shall cause the Project to comply with the terms, covenants and provisions contained in any loan document or other agreement encumbering or affecting the Project or any security agreement now or hereafter encumbering or affecting the personal property located at the Project. A default (as that term is used in connection with the loan documents for each of the Loans) under the loan documents caused by Developer shall be deemed to be a default under this Agreement. In the event of a default under the loan documents caused by Developer thereby triggering a default under this Agreement, and Owner shall cause that default to be cured, Developer shall still be deemed to have defaulted under this Agreement and Owner shall be entitled to enforce any and all remedies available to Owner under this Agreement against Developer; it being the intention of the parties hereto that Developer shall not benefit from nor be the beneficiary of Owner's curing of any default under the loan documents caused by Developer. Developer shall provide Owner promptly with copies of all notices which may be received by Developer from Lender.



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                  3.2. CONSTRUCTION DRAW PROCEDURE. The construction draw
procedure under this Agreement shall be the same construction draw procedure as set forth in the loan documents for the A&D Loan and the Construction Loan.

         Section 4. SERVICES TO BE PERFORMED BY DEVELOPER.

                  4.1. GENERAL SERVICES. Developer will plan, develop, market, construct and sell (including the closing of sales) the Residential Units comprising the Project and perform all necessary services and duties in connection therewith (or cause such services or duties to be rendered and performed by others). The Developer shall cause the Project to be developed, constructed, marketed and sold (i) substantially in accordance with the Development Plan, Project Schedule, plans and specifications for the Project ("PLANS AND SPECIFICATIONS") and Marketing Program (hereinafter defined) as approved by Owner, and (ii) in substantial compliance with the terms of the Full Cost Development Budget, except for variations from the Full Cost Development Budget approved in writing by Owner; provided however, that Developer shall be permitted to make expenditures which vary from the Full Cost Development Budget provided that the aggregate of all variances from the Full Cost Development Budget (as modified by Developer and approved by Owner, from time to time) shall not exceed a total of three (3%) percent of the aggregate expense set forth in the Full Cost Development Budget ("PERMITTED VARIANCES"). It is expressly agreed that Developer shall have no right or authority to take any action which is not in substantial compliance with the Development Plan, Project Schedule, Plans and Specifications and Marketing Program set forth in (i) above or to make any expenditure or take any action which will result in the expenditure of amounts in excess of those set forth in the Full Cost Development Budget, subject to the Permitted Variances, described in (ii) above. In accordance with Section 13.6 hereof, Developer shall be liable to Owner for, and indemnify, defend and hold Owner harmless against, any and all unauthorized expenditures or incurrence of liability that Developer makes in connection with the Project

                  4.2. APPROVALS. Owner acknowledges that Developer has obtained and that Developer has provided evidence to the Owner that Developer has procured proper zoning, land use and all other development approvals for the Project as well as approvals from all other units of federal, state and local government (and quasi-government) having jurisdiction over the Project in order to enable Developer to obtain building permits on behalf of Owner, including the final approval of the site plan, subject only to the payment of applicable building permit fees in the amounts as set forth in the Full Cost Development Budget. Developer shall provide Owner with at least ten (10) business days advance written notice of Developer's intent to apply for, or to attend any hearing, in connection with, any and all zoning, land use and all other development approvals for the Project as well as approvals from all other units of federal, state and local government (and quasi-government) having jurisdiction over the Project sought by Developer from the Effective Date through and including the completion of the Project and the sale and closing of the last Residential Unit. Developer shall further furnish Owner with copies of all correspondence between Developer and all units of federal, state and local government (and quasi-government) in connection with approvals for the Project. Developer shall provide proof and assurances to Owner that such zoning approvals and permits have been, or will be, granted in a timely fashion so as to not materially and adversely affect the progress of the Project as set forth in the Project Schedule.



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                  4.3. PERMITS. Developer shall undertake all actions as may be necessary to apply for, obtain, maintain in good standing and comply with all certificates, licenses, permits, laws, ordinances, orders, rules, regulations and requirements of federal, state and municipal governments, courts, departments, commissions, boards and officers, or other bodies exercising similar functions, which may be necessary for and/or applicable to the Project. Developer shall provide Owner with at least ten (10) business days advance written notice of Developer's intent to apply for or pull any and all certificates, licenses or permits in connection with the Project, other than the building permits necessary for the construction of the Residential Units and the certificates of occupancy (or the equivalent thereof) necessary for Residential Unit Purchaser's to occupy the same. Developer shall further furnish Owner with copies of all correspondence between Developer and all units of federal, state and local government (and quasi-government) in connection with any and all certificates, licenses and permits for the Project sought by Developer from the Effective Date through and including the completion of the Project and sale and closing of the last Residential Unit. Owner agrees to execute and deliver any and all applications and other documents reasonably requested by Developer, and otherwise to cooperate to the fullest extent with Developer in applying for, obtaining and maintaining such certificates, licenses and permits as are reasonably required. Developer shall promptly deliver to Owner copies of all notices Developer receives from any federal, state or local agency alleging non-compliance with any certificate, license or permit which was issued for the Project.

                  4.4. BEST EFFORTS. Developer shall use its best efforts, and Developer shall devote the requisite and sufficient amounts of time, in order to proceed continuously and diligently to do all things necessary to enable the Residential Units, Phases and the Project to be developed and constructed, and the Residential Units to be offered for sale and sold (and closed) in accordance with this Agreement, including but not limited to: (i) the Development Plan;
(ii) Project Schedule; (iii) the Plans and Specifications; (iv) the Full Cost Development Budget; and (v) the Marketing Program.

                  4.5. GENERAL CONTRACTOR. Owner acknowledges that Developer is appointing Centerline Homes Construction, Inc., a Florida corporation ("CHC"), one of Developer's affiliates, to act as the general contractor for Developer in carrying out the construction activities required under this Agreement. A copy of the construction contract that has been executed by and between Developer and CHC is attached hereto and made a part hereof as EXHIBIT "E". For the purposes of such activities, Developer and CHC shall have joint and several liability for all obligations under this Section 4 (in its entirety) and all references to Developer in this Section 4 (in its entirety) shall be read as referring to both Developer and CHC. Developer shall enter into an agreement with CHC, in a form satisfactory to Owner, setting forth the obligations of CHC in accordance with this Section 4 (in its entirety) and Developer shall have the obligation of paying any amounts to CHC which are due and owing from Developer. Developer shall cause CHC to comply with all requirements to keep and maintain a general contractor's license under the laws of Florida. Any termination of Developer under this Agreement shall also be a termination of CHC as the general contractor for the Project. The signature by CHC at the end of this Section 4.5 shall be conclusive evidence that CHC has read, understands, acknowledges, consents to and agrees to be bound by, subject to and comply with the provisions of this Section 4.5.



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                                     Centerline Homes Construction, Inc., a
                                     Florida corporation

                                     By:____________________________________

                                     Printed Name:___________________________

                                     Title:___________________________________

                                     Date:___________________________________

                  4.6. OTHER CONTRACTORS AND CONSULTANTS. It is acknowledged by and between Owner and Developer that Developer has previously executed contracts with various consultants, architects, contractors and/or suppliers necessary for any and all improvements, materials, supplies, labor and other services to be performed in connection with the Project. A list of said consultants, architects, contractors and/or suppliers currently providing services and materials in connection with the Project, and the contracts executed by each respective consultant, architects, contractor and supplier is attached hereto and made a part hereof as EXHIBIT "F". Owner acknowledges and approves all of the consultants, architects, contractors and/or suppliers and their respective contracts set forth in EXHIBIT "F". Commencing from the Effective Date, Developer shall select and, on behalf of and in the name of Owner, negotiate and enter into contracts with all other consultants, architects, contractors and/or suppliers necessary for any and all improvements, materials, supplies, labor and other services to be performed in connection with the Project. The selection of attorney's and consultants by Developer in connection with the Project shall be subject to Owner's prior written approval. All contracts entered into by Developer pursuant to this Section 4.6 shall be in accordance with the Full Cost Development Budget; provided however, that any contract (i) for an amount in excess of FIFTY THOUSAND ($50,000) DOLLARS, (ii) regardless of amount that is for a period of, or a commitment that shall take, more than one (1) year, including extensions and options to extend, and (iii) that is not an arms length contract in that the same is executed by and between Developer and an affiliate of Developer, must be submitted to Owner for Owner's prior written approval.

                  4.7. SUBCONTRACTS. Commencing from the Effective Date, all subcontracts for services or material shall be obtained through a competitive bidding process wherein the lowest responsible bidder shall be awarded the subcontract, and said subcontracts shall be in a form approved in writing by Owner. Prior to commencing the bidding process, Developer shall submit to Owner a list of subcontractors and materialmen it intends to provide with a bid package. Within ten (10) days following receipt of such list, Owner shall have the right to add additional subcontractors and materialmen to the list by providing Developer with the names Owner wishes to add within the ten (10) day period. Developer shall submit to Owner for its approval all contracts awarded to the lowest responsible bidder, and any modifications addendum, amendments or change orders thereto, prior to execution by Developer. Owner shall not be required to execute any such contracts. All contracts with subcontractors and materialmen shall be in the form attached hereto as EXHIBIT "G". All subcontracts with design professionals shall include the addendum attached hereto as EXHIBIT "H", or incorporating in said contract similar terms.

                  4.8. EMPLOYEE AND SUPERVISION OF EMPLOYEES. Developer shall employ, train, supervise and discharge such employees as are necessary for the development and management of the Project and the sale of the Residential Units in accordance with this Agreement. Developer represents that the Full Cost



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Development Budget contemplates Developer employing all employees which are required to carry out the development and management of the Project and the sale of Residential Units in accordance with this Agreement.

                  4.9. ADMINISTRATION. Developer shall provide the administration and coordination of all work at the Project. Specifically, during the development and construction period, Developer shall perform not less than the following:

                  (1). Developer shall furnish or arrange for all consultants, skills, labor, materials, supplies, equipment, services, machinery, tools and other items of every description required for the prompt and efficient completion of the Residential Units, Amenities, Phases and the Project in a good and workmanlike manner. The selection and hiring of all consultants and subcontractors shall be subject to Owner's prior approval, which shall not be unreasonably withheld nor delayed.

                  (2). Developer shall cause to be constructed, in accordance with the Development Plan, Project Schedule, Full Cost Development Budget and Plans and Specifications, all of the Improvements as specified in the Plans and Specifications. With regard to model homes, any field changes or modifications to the Plans and Specifications during the course of construction of said model homes shall be noted on the Plans and Specifications, shall be approved and signed by the architect, and a copy delivered to Owner for its records.

                  (3). Comply with each and every loan document that has been executed by Owner and/or Developer in connection with the Loans.

                  (4). As soon as reasonably possible after completion of the Improvements and all inspections of the same, Developer shall submit to Owner "as built" Plans and Specifications and a certificate of compliance executed by Developer's appropriate state-licensed consultants (engineer, architect and/or landscape architect, etc.). The certificate of compliance shall certify such Improvements as substantially conforming to the Plans and Specifications.

                  (5). Cause construction and progress meetings to be held regularly (not less than once a month, or more frequently if requested by Owner) to discuss such matters with Owner such as procedures, progress, problems and scheduling.

                  (6). Supervise subcontractor activity daily at the Project including engaging, as a Project Expense (hereinafter defined), a Project construction supervisor who shall be at the Project daily.

                  (7). Maintain cost accounting records on authorized work performed under unit costs, additional work performed on the basis of actual costs of labor and materials or other work requiring accounting records.

                  (8). Collaborate in the processing and approval of submissions required by any unit of federal, state or local governmental agency.



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                  (9). Submit draw requests and supporting documentation to the
Owner on a monthly basis for Owner's approval for the payment of work performed at the Project, which such requests and documentation are contemplated to be submitted to Lender as loan construction draws.

                  (10). Perform such additional supervisory functions as Owner reasonably deems necessary to accomplish the orderly and proper construction of the Project in accordance with this Agreement.

                  (11). Diligently prepare all necessary documents and instruments required for the posting of any bonds, letters of credit, deposits or other forms of security required by any federal, state or local governmental or quasi-governmental entities in connection with the Project, as well as the financing thereof, and further attempt to obtain timely reductions of such security during the development of the Project and the ultimate exoneration of such security when satisfied.

                  4.10. INSURANCE. Owner shall obtain insurance in the form and content and from companies reasonably acceptable to Owner for all risks regarding the Project as more fully set forth in EXHIBIT "I" attached hereto and made a part hereof. Owner shall renew annually said insurances. The cost of said insurances, any modification to said insurances and all renewals of said insurances shall be paid by Oriole as a Project Expense. Developer shall be obligated to investigate and make a full written report of all accidents or claims for damage relating to the ownership, operation and maintenance of the Project, including any damage or destruction to or at the Project and the estimated cost of repair, and cooperate with and make all reports required by any insurance company. Owner, and not Developer, shall have the right to vary or modify any portion of the insurance program all in the reasonable discretion of Owner.

                  4.11. BOOKS AND RECORDS. Developer shall maintain complete and accurate books, records and accounts of all costs and expenses incurred and all income and receipts received in connection with the Project. All such books and records of Developer which relate to the Project will be available for inspection and audit by Owner or any of Owner's authorized representatives, as a Project Expense, at all reasonable times during normal business hours. In the event of any inconsistency between Owner's and Developer's accounting books and records for the Project, Owner's accounting books and records for the Project shall control as provided in Section 2.7 hereof.

                  4.12. OPERATING ACCOUNTS. Developer shall establish a commercial checking account ("OPERATING ACCOUNT") at SunTrust or such other bank as Owner may select ("BANK") in the name of Owner with copies of monthly statements of the same being forwarded directly to Owner by Bank. Developer is authorized, subject to the terms, conditions and provisions found elsewhere in this Agreement, to withdraw funds from the Operating Account on behalf of Owner for the purpose of making payment of Project Expenses and disbursements authorized herein; provided that such expenditures may only be made in accordance with the Full Cost Development Budget; provided further, that all such withdrawals will only be permitted with the signature of a representative of Owner after a default by Developer hereunder.



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                  4.13. HOMEOWNERS' ASSOCIATION. Developer has caused to be
formed a nonprofit community association known as "Vizcaya Neighborhood Property Owners Association, Inc., a Florida not-for-profit corporation ("POA"). In connection therewith, Developer has also caused to be prepared and filed the declaration of covenants, conditions and restrictions ("DECLARATION"), articles of incorporation ("ARTICLES") and bylaws ("BYLAWS") of the POA (collectively, the "DOCUMENTATION"). Owner acknowledges and approves the formation, preparation and filing of the POA and its respective Documents. Any and all additional non-profit community associations "ASSOCIATIONS") shall be formed by Developer subject to the prior written consent of Owner. The documentation in connection with any and all Associations, including declarations, articles of incorporation and bylaws shall be subject to the prior written approval of Owner and no recording or filing shall be made with respect to the same in any public records or with any governmental agency, nor will such documentation be disseminated to the public, until Owner's approval is obtained. Owner acknowledges that Developer has provided Owner with a budget for the Association prepared by a qualified analyst. All costs incurred in connection with the foregoing shall be Project Expenses. Owner and Developer shall actively participate on the board of directors for the POA and all other Associations and Developer shall submit to Owner all meeting agendas, and within five (5) days from availability, the minutes of the meetings for a period commencing from the formation of the POA and any and all other Associations through one (1) year following the closing of the sale of the last Residential Unit that is part of the respective POA and Association. Owner shall appoint the maximum number of individuals permitted by law to serve as directors for the POA and all other Associations during the aforementioned time period. Of the total number of directors that Owner appoints, all but one (1) shall be named by Developer and the remaining one (1) shall be named by Owner. Owner shall nevertheless have the right to approve all directors named by Developer with such approval not to be unreasonably withheld. If Owner elects however, to name more than one (1) director to the POA or any other Association after the execution of this Agreement, then Developer shall cause the applicable number of those directors selected by Developer to be appointed as a director to tender resignations within thirty (30) days after receiving written notice from Owner that Owner seeks to appoint additional directors, and upon said resignation, Owner shall be entitled to appoint the applicable number of replacement directors. Developer shall not make any commitments to the POA or any other Associations on behalf of Owner without Owner's prior written approval.

                  4.14. COMPLIANCE WITH LAWS. Developer, its employees, agents, and subcontractors shall comply with all laws (including, without limitation, the Florida Construction Lien Law), ordinances and regulations, permits, licenses and approvals obtained from any governmental or quasi-governmental entity in connection with the Project, including, but not limited to, the construction of the Improvements and the sales activities (including, without limitation, any required licensing of Developer's salespersons).

                  4.15. NOTICE OF DEFECTS AND DEVIATION. Developer shall notify Owner in writing of any defect in any work performed by Developer, its licensed professionals or its subcontractors, or any deviation from the Plans and Specifications of any Improvement, or any lack of diligence or breach by any subcontractor or materials supplier, or any signs discovered upon visual


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inspection which may indicate a possible defect within three (3) days after becoming aware of such defect, deviation, lack of diligence or breach. In addition, Developer shall render to Owner such reports as Owner may reasonably request, with respect to the progress of work on the Project.

                  4.16. PROPERTY MAINTENANCE AND PROTECTION. During the term of this Agreement, Developer shall maintain the Property free of weeds, debris, pests and toxic or hazardous substances with the exception of what is legal, reasonable, sufficient and prudent to operate the necessary machinery and equipment to construct the Improvements. In addition, Developer shall at all times reasonably protect the Project and all Improvements, whether or not completed, from being damaged by the work of Developer or any subcontractor or other persons or causes, including, but not limited to, vandals and the elements.

                  4.17. PROTECTION FROM AND AGAINST LIENS. Developer shall not suffer or permit to be enforced against the Property, or any part thereof, any mechanics', laborers', materialmen's, contractors', subcontractors' or any other liens, except to the extent caused solely by an Event of Default of Owner, arising from or any claim for damages stemming from any work of construction or improvement in connection with the Project, or any other claim or demand (including stop notice demands) howsoever it may arise. Developer shall pay or cause to be paid, and removed from the public records if recorded, all of said liens, claims and demands the earlier of: (i) within fifteen (15) days after the lien, claim or demand has been filed in the public records, or (ii) before any action is brought to enforce them against the Property. Developer hereby indemnifies and shall defend and hold Owner and the Property free and harmless from all liability for any and all such liens, claims and demands, pursuant to
Section 13.6 hereof. Notwithstanding anything to the contrary contained in this Section, if Developer shall in good faith contest the validity of any such lien, claim or demand, and if such lien, claim or demand is not the result of Developer's negligence or breach of this Agreement, Developer shall, as a Project Expense: (i) furnish to Owner a surety bond, satisfactory to Owner, in an amount equal to such contested lien, claim or demand indemnifying Owner against liability for same, or (ii) if Owner shall request, Developer shall procure and record the bond provided for by applicable law, freeing the Property from the effect of such lien, claim or demand or action thereon. Provided that the lien, claim or demand is not the result of Developer's negligence or breach of this Agreement, Developer shall, as a Project Expense, pay and satisfy any adverse judgment that may be rendered thereon before the enforcement thereof against Owner or the Property. The provisions of this Section shall survive any termination of this Agreement.

         Section 5. RIGHTS AND DUTIES OF OWNER.

                  5.1. INSPECTIONS. Owner shall have the right, but not the obligation, to inspect the progress and quality of all work performed by or under the supervision of Developer in connection with the Project, to require the replacement of any defective or improper work and to refuse payment of any funds until such matters have been remedied. Inspections by Owner shall not in any manner constitute Owner approval or acceptance of the progress or quality of the work. The failure of Owner to inspect shall not relieve Developer of its duties under this Agreement.

                  5.2. NATURE OF OWNER'S APPROVAL. The approval by Owner of any plans, specifications, designs or other items relating to the Project or other matters relating to Developer's performance pursuant to this Agreement shall be


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construed only as an approval of conformity of the same for the Project. Such approval by Owner of such documents and other items will not be deemed approved for purposes of engineering, architectural, design, safety, structural, adequacy or compliance with laws or regulations. Owner, by its approval of any item, assumes no liability or responsibility therefor, or for any defect in any Improvement made pursuant thereto. In the event that Owner withholds its approval of any matter, and Developer revises its request for approval to conform to Owner's objections, such change shall not be considered a direction by the Owner. Such revised request shall be deemed to be with the Developer's consent unless Developer expressly states in writing in its request that Developer is not in agreement with the proposal, and Owner acknowledges in writing that it is directing Developer to act in the proposed manner. The requirements of this Section cannot be waived by Owner except by a writing signed by Owner.

                  5.3. TAXES, LOANS AND OTHER PAYMENTS. Owner shall pay, as Project Expenses, when due, all taxes, assessments and other impositions applicable to the Project including all loan payments (including required escrows of taxes and/or insurance premiums, insuring Owner and the Property, if any).

                  5.4. OWNERSHIP OF PLANS AND MATERIALS. As between Owner and Developer, all Development Plans, Project Schedules, Full Cost Development Budgets and all materials part of the Marketing Program prepared in connection with the Project by or for Developer shall, at all times, be solely the property of Owner. As between Owner and Developer, all Plans and Specifications shall, at all times be solely the property of the Developer; provided however, that Owner shall have full access to and the right to use said Plans and Specifications until the completion of Project and the sale and closing of the last Residential Unit. This right of access to and use of the Plans and Specifications by Owner shall continue even in the event of a default, either by Owner or Developer, which causes this Agreement to terminate. All consultants' contracts shall provide that Owner and Owner's successors and assigns are entitled to receive from the consultant upon demand all work product for the Project generated by the consultant, and shall have the right to use that work product without further compensation. Developer shall cause to be included in each contract for services with design professionals the language contained in EXHIBIT "J" hereto and made a part hereof. In the event that Developer utilizes any design-build subcontractors for any portion of the Project, Developer shall include in each such subcontract language similar to that in EXHIBIT "K" attached hereto and made a part hereof, so as to provide Owner with the same license and rights to use the design product of each such design-build subcontractor. Upon the expiration or earlier termination of this Agreement, Developer shall deliver immediately to Owner all copies in Developer's possession of all such documents for Owner's use as it deems appropriate. This Section shall survive the termination of this Agreement.

         Section 6. SALES AND MARKETING PROGRAM.

                  6.1. CREATION OF MARKETING PROGRAM. Owner and Developer agree that it is in their mutual interest to create a high level of demand for the Residential Units through advertising and other means. Accordingly, a marketing program has been designed by Developer, and approved by Owner, which is intended to attract home buyers to the Project and which shall present an image commensurate with the quality and pricing of homes to be sold in the Project


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


("MARKETING PROGRAM"). Any change to the Marketing Program shall be subject to the written approval of Owner. Developer shall be responsible to make sure that the Marketing Program fully complies with all federal and state laws that are in effect during the term of the Project.

                  6.2. MARKETING PROGRAM CONTENT. The Marketing Program shall including, but not be limited to, marketing, promotion and advertising services for the Project and Developer shall make such expenditures in support thereof as Developer shall deem appropriate, consistent with the Full Cost Development Budget. All decisions regarding the content of the Marketing Program and any expenditures thereon shall be approved by Owner in writing.

                  6.3. IMPLEMENTATION OF MARKETING PROGRAM. The implementation and execution of the Marketing Program shall commence promptly following the execution of this Agreement so that sales promotion and advertising activities can begin by the time specified by the Project Schedule. Any such program and all sales tools, including promotional, advertising material, disclaimer and disclosure programs, warranty programs, Developer allowances and other public relations activities shall be subject to Owner's prior review and approval. Owner shall have the right at its election to designate who shall prepare any and all sales agreements or other documents necessary for the sales program.

                  6.4. EXCLUSIVE SALES AGENT. Developer shall act as the exclusive sales agent for the sale of the Residential Units, and to the extent required by Florida law, shall keep and maintain a Florida Real Estate Broker's license. Developer shall comply with all requirements under Florida law in connection with the marketing and sale of the Residential Units, and pursuant to
Section 13.6 shall defend, indemnify and hold Owner harmless from and against, any and all claims arising out of the brokerage activities. In the event Developer shall be in Default (hereinafter defined) under this Agreement, Owner may elect to remove Developer as the sales agent and appoint some person or entity other than Developer as the exclusive sales agent or as an additional, nonexclusive sales agent for the Project, and the cost of any new agent shall be deducted from the Full Cost Development Budget. Developer shall employ a sales and marketing director, reasonably acceptable to Owner, to oversee Developer's sales responsibilities under this Agreement.

                  6.5. DEVELOPER'S ROLE IN SALES ACTIVITY. In addition to any duties relating to the sales of Residential Units set forth elsewhere in this Agreement, Developer shall perform each of the following without additional compensation to that provided for in Section 9 hereof:

                  (1). SUPERVISION OF SALES ACTIVITY. Whether or not Developer is acting as the exclusive sales agent, Developer shall assign one of Developer's employees experienced in residential sales to be responsible for managing the sales activity. Only if required or approved by Owner, such person shall work on-site. Developer shall ensure that all sales activities are supervised and conducted in a manner that complies with all applicable laws and regulations.

                  (2). REVIEW AND EXECUTION OF SALES AGREEMENTS. Salespersons shall be authorized only to obtain offers from prospective buyers of the

Residential Units and shall have no authority to accept such offers or enter into binding agreements for the sale of the Residential Units. Developer shall be responsible for reviewing each and every Sales Agreement (hereinafter defined), and each sale shall be effected using only those forms of Sales Agreements and other documents previously approved by Owner. Attached hereto as EXHIBIT "L", and made a part hereof, is the form of sale agreement that has been approved by Owner ("SALES AGREEMENT").

                  (3). CLOSING INSTRUCTIONS. The persons who are authorized to sign sales agreements on behalf of Owner also shall be authorized to execute closing instructions on behalf of Owner to effectuate the closing of sales of the Residential Units to buyers; provided however, that the form of closing instructions to be used shall be substantially similar to the master closing instructions executed by Owner prior to the closing of the first Residential Unit in the Project. The master escrow instructions shall be prepared by Larry
A. Rothenberg, P.A ("ESCROW AGENT") and shall set forth, among other things, sales incentives, tax prorations, sales commissions and all other disbursements to be made upon the closing of each Residential Unit and shall specifically designate the individuals who Owner has authorized to execute closing instruments on Owner's behalf. The closing agent for all sales of Residential Units shall be Escrow Agent. All title insurance policies to be issued in conjunction with the Project shall be issued by a title company selected by Escrow Agent. Escrow Agent shall not be entitled to any fees for and in connection with the closings of Residential Units other than those closing fees built into the Sales Agreements as closing costs to be paid by the Residential Unit Purchasers.

                  (4). NO COMMISSIONS. Whether or not Developer is serving as the exclusive sales agent for the Residential Units, Developer shall be entitled to no commissions or other compensation in connection with its activities performed pursuant to this Agreement with respect to sales. If employees of Developer are assigned as salespersons on-site, however, either because Developer is designated as the exclusive sales agent or otherwise, such employees, if properly licensed, shall be entitled to receive commissions from sales of Residential Units in accordance with such schedule of sales commissions as is approved by Owner in writing.

                  (5). SALES REPRESENTATIONS. Developer and any sales persons shall be authorized only to make representations concerning the Project or sale of the Residential Units that are approved by in writing Owner. Developer shall be responsible for closely monitoring the activities and performance of all salespersons and shall be responsible for, and pursuant to Section 13.6 shall indemnify, defend and hold Owner harmless against, any unauthorized representations that they make.

         Section 7. COST AND EXPENSES.

                  7.1. OPERATING EXPENSES. All costs of developing, constructing, marketing and selling the Improvements and the Project in accordance with the Full Cost Development Budget shall be paid by Developer as Project Expenses. In the event, however, that sufficient funds are not budgeted to pay such costs and there is insufficient cash to pay budgeted items due to slow sales or closings or for any other reason whatsoever, Developer will immediately notify Owner.

         Section 8. REPORTING AND MONITORING.

                  8.1. During the entire Term (hereinafter defined) of the Project, Developer shall provide Owner with the following reports:

                  (1). A weekly summary of sales and traffic at the Project.

                  (2). A monthly sales and marketing report detailing sales traffic at the Project, a list of Residential Units sold and Residential Units under construction.

                  (3). A monthly color-coded site plan showing all Residential Units to be sold which also identifies all Residential Units sold and under construction in one color and all Residential Units sold and closed in another color.

                  (4).     A monthly balance sheet for Owner.

                  (5). A monthly and year to date income statement and operating cash flow statement for Owner, as well as, any and all tax information regarding the Project.

                  (6). A quarterly comparison of the original Full Cost Development Budget to the combination of actual costs incurred and the projected costs to complete the Project.

                  (7). A quarterly production report detailing the status of the construction of Residential Units at the Project. Developer shall promptly notify Owner of any variance in the Full Cost Development Budget to the extent there is a variance of more than FIFTY THOUSAND ($50,000) DOLLARS in the aggregate of expenses from that set forth in the Full Cost Development Budget.

                  (8).     A monthly list of aged accounts payable.

                  (9). A year-end analysis of all of the reports required under this Section. At the request of Owner, all such reports shall be audited by an independent accounting firm selected by Owner to be paid as Project Expenses.

                  (10). Quarterly written report detailing the status of bonds, letters of credit, deposits or such other items of security which may have been pledged for the development of the Property, the Project or construction of the Improvements.

         Section 9. COMPENSATION.

                  9.1. DEFINITIONS. For purposes of this Section 9, the following terms shall be defined as follows:

                  (1). AFFILIATE. When used with reference to a specified person, (a) any person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified person, (b) any person who is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified person is an officer, partner or trustee, or with respect to which the specified person serves in a similar capacity, or (c) any person who, directly or indirectly, is the beneficial owner of more than ten (10%) percent of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified person or of which the specified person is directly or indirectly the owner of more than ten (10%) percent of any class of equity securities or in which the specified person has a substantial beneficial interest.

                  (2). CAPITAL INVESTMENT. All sums paid or incurred by Oriole Homes Corp. or its subsidiaries (collectively, "ORIOLE") to or for the benefit of Owner or the Project, including, but not limited to, any and all amounts contributed to the capital of Owner by Oriole for the acquisition of the Property, construction of the Improvements, and all other amounts paid in furtherance of the completion of the Project.

                  (3). FIRST TIER BONUS. An amount equal to the excess of (i) the total Profits received by Owner as of the Target Return Date, over (ii) the amount of the Capital Investment.

                  (4). PROFITS. Those amounts paid or distributed to Owner out of the gross revenues from sales at the Project, less any and all expenses incurred (including capital expenses) in the acquisition of the Property, the development of the Improvements, the marketing and sale of the Improvements, debt service on any financing in connection with the Loans, property taxes, the establishment and maintenance of appropriate reserves, and any and all other expenses incurred with respect to the Project, whether or not specified in the Full Cost Development Budget. No amount shall be considered as "Profits" for purposes of this Section unless and until such amount is paid out of the Operating Account to an account of Owner for which no employee, officer or director of Developer has any signatory power, or to Oriole.

                  (5). SECOND TIER BONUS. An amount equal to fifty (50%) percent of all Profits earned subsequent to the Target Return Date and after payment in full of the First Tier Bonus, provided that for purposes of this definition, any payments of the Second Tier Bonus shall not reduce the amount of the Profits with respect to which the Second Tier Bonus is calculated.

                  (6). TARGET RETURN DATE. The date on which the Owner has received total Profits from sales at the Project equal to, when calculated on a present value basis and based upon a discount rate of twenty-five (25%) percent per annum, the Capital Investment (with both distributions of Profits and Capital Investments being calculated as of the date made). The foregoing is intended to represent a twenty-five (25% percent per annum "rate of return" on the Capital Investment.

                  9.2. BASE COMPENSATION. As consideration for its services to Owner, Developer shall be entitled to those payments specified in the Full Cost Development Budget. Except as otherwise provided in the Full Cost Development Budget or herein, neither Developer nor any of its Affiliates shall be entitled to any compensation for its services to be provided hereunder, or to any payment for any goods to be provided by Developer or its Affiliates. Developer hereby agrees that neither it nor any of its Affiliates shall solicit or accept any rebates, kickbacks, set-offs, or other payments from any other party by or with respect to any goods or services provided for the benefit of the Project. Any and all goods provided by Developer or its Affiliates for the Project shall be sold to Owner at the cost for such goods paid by Developer or its Affiliates. Notwithstanding any language contained herein to the contrary, Developer shall have earned payment under this Section 9.2 and shall be entitled to the same only in the event Developer successfully meets the cumulative net margin for the sales of residential Units for the Project on a quarterly basis as set forth in the performa previously provided to Owner as part of the Full Cost Development Budget ("NET MARGIN REQUIREMENT"). A determination of whether or not Developer has satisfied the Net Margin Requirement shall be made on the fifteenth (15th) day of each quarter ("DETERMINATION DATE") commencing on the second quarter immediately following the execution of this Agreement; it being the intention of Owner and Developer that the Net Margin Requirement shall not apply to the first quarter immediately following the execution of this Agreement. In the event Developer fails to meet the Net Margin Requirement on any given Determination Date, then Developer shall have earned, and only be entitled to fifty (50%) percent of the payment otherwise payable under this Section 9.2; provided however, the unpaid fifty (50%) percent of the payment Developer would have otherwise been entitled to under this Section 9.2 if Developer had satisfied the Net Margin Requirement shall accrue until, and be payable upon, Developer satisfying the Net Margin Requirement on any subsequent Determination Date during the time that this Agreement is in effect.

                  9.3. PERFORMANCE BONUS. As additional consideration to Developer for its services to be provided hereunder, in addition to the payments specified in the Full Cost Development Budget, Developer shall be entitled to performance Bonuses equal to the total of the First Tier Bonus and the Second Tier Bonus, which performance bonuses shall be paid as follows:

                  (1). From and after the Target Return Date, Developer shall be entitled to be paid the First Tier Bonus only after the earlier to occur of (i) the Loans have been repaid to Lender in full, or (ii) Owner and Developer agree, in a writing signed by both parties, that Developer is entitled to payment of all or a portion of the First Tier Bonus. The First Tier Bonus, if and when payable, shall be paid out of the Profits that are earned subsequent to the Target Return Date.

                  (2). From and after the payment in full to the Developer of the First Tier Bonus, the Developer shall be entitled to be paid the Second Tier Bonus. The Second Tier Bonus shall only be paid as and when Profits in an amount equal to the Second Tier Bonus are paid or distributed to Owner.

                  (3). See Exhibit "M" for Example of application of payment under this Section 9.

                  9.4. PROJECT EXPENSE. The term "Project Expense" as used throughout this entire Agreement shall mean all costs, expenses or charges, whether capitalized or expensed for tax or accounting purposes, with respect to the acquisition, development, construction, improvement, ownership, operation, maintenance, upkeep and financing of the Project, including but not limited to, costs and expenses associated with the Improvements, infrastructure, ad valorum taxes, advertising expenses, professional fees, insurance premiums, cost of maintenance, wages and debt service (including principal and interest) in respect of any indebtedness related to the Project.

         Section 10. TERM AND TERMINATION.

                  10.1. TERM. This Agreement will commence as of the date first above-written and will continue thereafter until the earlier to occur of: (i) the completion of the Project and the sale of all the Residential Units to be constructed thereon, (ii) a Developer Event of Default (hereinafter defined) by Developer if Owner elects to terminate this Agreement as a result thereof; or
(iii) an Owner Event of Default by Owner (hereinafter defined) if Developer elects to terminate this Agreement as a result thereof ("TERM"). Upon the expiration of the Term, Developer shall deliver to Owner, at Developer's expense, copies of all books, records (including all computer software) and materials related to the Project, and Owner and Developer will account to each other with respect to all matters outstanding and all sums owing as of the effective date of expiration of the Term.

                  10.2. TERMINATION FOR CAUSE BY OWNER. In the event Developer commits an Event of Default under Section 11.1 which is not cured within the time period specified in Section 11.2, Owner shall have the right, at its option, to terminate this Agreement upon written notice to Developer. The effective date of any termination under this Section shall be retroactively deemed to be the date Developer's Event of Default actually occurred. In the event Owner terminates this Agreement pursuant to this Section, the following provisions shall apply:

                  (1). DEVELOPER'S COMPENSATION. Developer's entitlement to compensation pursuant to this Agreement shall be governed by the provisions of
Section 9, but shall have no right after such termination to enter upon the Property, except upon three (3) days advance written notice to Owner for the sole purpose of collecting the personal effects of Developer's employees and any other items requested by Owner to be removed by Developer.

                  (2). RIGHT OF ENTRY. In addition to any other rights of Owner hereunder, Owner may take possession of and use, in completing the Project or any portion thereof, such materials, machinery, tools, equipment, appliances and other items of personal property as may be located on the Property upon such termination which have been paid for by Owner or which are not removed by Developer, free of charge and without liability to Developer for any use or damage.

                  (3). WITHHOLDING. Notwithstanding any other provision of this Agreement, Owner shall be entitled to withhold any further payments to Developer until all liability of Developer resulting from such termination shall have been determined and satisfied.

                  10.3. TERMINATION FOR CAUSE BY DEVELOPER. In the event Owner commits an Event of Default which is not cured pursuant to Section 11.4, Developer shall have the right, at its option, to terminate this Agreement upon written notice to Owner; provided however, Developer may only exercise its rights under this Section 10.3 if Developer is not in Default of this Agreement.

                  10.4. OWNER'S UNFETTERED RIGHT TO DEAL WITH THE PROPERTY UPON ANY TERMINATION. Developer acknowledges that, upon any termination of this Agreement, Owner shall have the right to deal with the Property in any way it desires including, but not limited to, selling all or a portion of the Project or Property, completely changing any existing Development Plan, or postponing or terminating any development of the Property. Developer acknowledges that Owner's dealing with the Property after any termination of this Agreement, including termination upon the expiration of its term, could result in Developer receiving more than, less than or none of what Developer may have received pursuant to this Agreement had the Project been completed pursuant to this Agreement with Developer's involvement and the Residential Units sold as contemplated. Developer further acknowledges that it shall have no right whatsoever to dictate or provide any input regarding the development of the Property after any termination of this Agreement. In addition, if after any termination, Owner employs itself or any other person to fulfill any of the obligations contemplated to be performed by Developer pursuant to this Agreement, Owner shall have the right to pay a reasonable overhead fee for itself or other person (including its affiliates) as a Project Expense.

                  10.5. REMOVAL OF PERSONAL PROPERTY BY DEVELOPER. Upon termination of this Agreement, Developer shall cease and quit all activities and entry upon the Property. Upon such termination, except for a termination under
Section 10.2, Developer shall, without expense to Owner, remove or cause to be removed from the Property all movable signs, furnishings, equipment, trade fixtures, merchandise and other movable personal property owned by Developer and installed or placed, except for items Owner has requested be left for use by Owner or any persons acting through or under Owner. Developer shall repair all damage to the Property and remove debris and rubbish resulting from such removal. If Developer fails to remove any of such signs, furnishings, equipment, trade fixtures, merchandise or other personal property within thirty (30) days after such expiration or termination of this Agreement, then Owner may, at its sole option: (i) deem any or all of such items abandoned and as such, shall become the sole property of Owner, or (ii) remove any or all of such items and dispose of same in any manner, or store same for Developer, in which event the expense of such disposition or storage shall be borne by Developer and shall immediately become due and payable by Developer to Owner, and Owner may, at its option, deduct such expenses from any amount due and payable to Developer.

                  10.6. OTHER RIGHTS OF OWNER UPON TERMINATION. In the event of any termination of this Agreement, Owner shall be free to make any changes and arrangements as Owner deems appropriate in order to obtain completion of the duties which are the obligation of Developer under this Agreement. Upon any termination of this Agreement, Owner and Developer shall be relieved of further performance owed to the other under this Agreement, except as expressly set forth herein, and except that a termination shall in no way affect Developer's indemnity obligations or other legal liability to Owner or invalidate, reduce or restrict the rights of Owner or Developer to pursue remedies for any breach of performance or wrongful act, error or omission occurring prior to the termination, regardless of whether the nonperformance, act, error or omission was known by the aggrieved party at the time of termination. In addition, Developer shall perform all obligations under this Agreement relating to the cessation and quitting of activities; entry upon the Property; and the turnover of all documents and other materials relating to the Project or the sale of the

Residential Units, regardless of whether Developer believes the termination is proper or justified. In accordance with Section 13.6, Developer shall defend, indemnify and hold Owner harmless from and against, any and all damage or expenses Owner incurs, including all consequential damages and loss of profits due to delays or any other interference by Developer in Owner's development, construction, use, operation, sale or other disposition of the Property or the Residential Units after any termination, as well as reasonable attorneys' fees, which are caused by any breach by Developer of its obligations under this Agreement or any other failure by Developer to cooperate with Owner in the orderly turnover of management of the Project to Owner or its specified representatives or contractors.

         Section 11. DEFAULT.

                  11.1. DEVELOPER EVENTS OF DEFAULT. Upon the occurrence of any one or more of the following acts or events which are not cured by Developer within the time periods set forth in Section 11.2 hereof after written notice thereof, shall constitute "Developer Events of Default":

                  (1). Developer's refusal or failure to supply the Project with sufficient properly skilled workmen or to provide suitable and adequate materials, supplies, tools, machinery and equipment, or to proceed with the work with such promptness and diligence as will assure the proper and satisfactory completion thereof in accordance with the Project Schedule and Full Cost Development Budget.

                  (2). Developer's refusal or failure to staff and keep open the sales office for two (2) consecutive days, or Developer's refusal or failure to provide the requisite number of construction workers working on the Project site for five (5) consecutive days, both subject to force majeure,

                  (3). The refusal of Developer to repay Owner within five (5) days from Owner's request any expenses incurred without Owner's approval in excess of the Full Cost Development Budget.

                  (4). Developer's inability, refusal or other failure to keep the Property free of all mechanics', materialmen's and other liens.

                  (5). Developer's failure to comply with any federal, state or local statute, rule, regulation or ordinance.

                  (6). Any attempt to make or suffer to be made any encumbrance, assignment or other transfer of this Agreement, or any right or interest hereunder, without Owner's written consent, whether voluntary or involuntary, or by, or pursuant to, court order or legal process or otherwise.

                  (7). Whether voluntarily or involuntarily: (i) the placing of all or substantially all of any of Developer's, or any affiliate of Developer's, assets in the control of a receiver or trustee, and such receivership or trusteeship continues for a period of thirty (30) days; (ii) Developer, or any affiliate of Developer, makes an assignment for the benefit of creditors or being adjudicated bankrupt; (iii) Developer, or any affiliate of Developer institutes any proceedings under the federal bankruptcy laws or other laws relating to insolvency of debtors, whether existing as of the date of this Agreement or hereafter enacted, wherein such entity seeks to be adjudicated bankrupt or to be discharged of its debts, or to effect a plan of liquidation, composition or reorganization; or (iv) the instituting by others of such proceedings against Developer, or any affiliate of Developer, and Developer, or any such affiliate of Developer consents thereto or acquiesces therein by pleading or default, or such proceedings are not contested and discharged within thirty (30) days.

                  (8). The listing by an administrative officer of a union fringe benefit fund of Developer or one of Developer's subcontractors on the Project as being delinquent in payment of fringe benefit obligations to such fund.

                  (9). Developer's inability, refusal or other failure to perform any other of its obligations or the falsity of any representations or warranty given by the Developer under this Agreement or the Purchase and Sale Agreement dated as of even date herewith, and executed by and between Owner, Developer and Upjohn-Delray Limited Partnership.

                  (10). Craig Perry leaves the full time employment of Developer for any reason whatsoever, or is unable to devote the requisite time to Developer necessary for Developer to complete the Project in accordance with the terms and conditions of this Agreement.

                  (11). Failure of Developer to report any Full Cost Development Budget variances in excess of the Permitted Variance.

                  (12). The expenditure of funds by Developer other than in accordance with the Full Cost Development Budget, subject to the Permitted Variance.

                  (13). Failure of Developer to submit any of the reports as required by this Agreement.

                  (14). Failure of Developer to obtain (and renew at least forty five (45) days prior to the date renewal is due) and maintain insurance in the amounts and for the coverage required by this Agreement or to provide Owner with copies of all policies of insurance.

                  (15). Failure by Developer to send Owner promptly any notice alleging a default or to notify Owner timely of an event of default under any agreement affecting the Project, including financing for the Project.

                  (16). The default by Developer, in any material respect, of the performance of any of its obligations under this Agreement.

                  (17). A default under the loan documents caused by Developer with the intention, understanding and acknowledgment by and between the parties hereto that Developer shall not benefit from nor be the beneficiary of Owner's curing of any default under the loan documents caused by Developer.

                  (18). A violation of the Non-Compete Agreement (hereinafter defined).

                  11.2. NOTICE OF DEFAULT TO DEVELOPER. Upon the occurrence of a Developer Event of Default as specified in Section 11.1 above, Developer shall be in default under this Agreement ("DEFAULT"). Developer shall have the right to cure an Event of Default, other than those described in Subsections 11.1(2), (3), (4) and (8), at any time on or before thirty (30) days following receipt of a notice of the Event of Default from Owner to Developer. Developer shall have the right to cure those Developer Events of Default described in Subsections 11.1(2), (3), (4) and (8) at any time on or before three (3) days following receipt of a notice of the same from Owner to Developer.

                  11.3. EVENTS OF DEFAULT OF OWNER. Owner's inability, refusal or other failure to perform any of its obligations pursuant to this Agreement shall constitute an Event of Default by Owner.

                  11.4. NOTICE OF DEFAULT TO OWNER. In the event of an occurrence of an Event of Default by Owner as specified in Section 11.3 above, Owner shall be considered to be in default under this Agreement as of the date specified in a written notice of such default given by Developer to Owner, which date of default shall not be less than thirty (30) days after Developer properly delivers to Owner notice of the Event of Default which specifies precisely the nature of the Event of Default and how it may be cured. Owner shall have the right to cure an Event of Default at any time on or before the date of default specified in Developer's notice of default to Owner; provided however, that if the nature of the Event of Default, other than any Event of Default attributable to the nonpayment of money, is of a nature that cannot be cured prior to the date of default specified in Developer's notice of default to Owner, Owner shall not be considered to be in default under this Agreement so long as, prior to such date of default, Owner has commenced appropriate steps calculated to cure such Event of Default and thereafter diligently pursues the cure of such Event of Default to completion.

                  11.5. OWNER PAYING CLAIMS. Should Developer fail to pay and discharge, or cause to be paid and discharged, when due and payable, any charge upon or in connection with the Property for which Developer is responsible, or any lien or claim for labor, material or professional services by consultants caused by Developer and employed or used in, or any damages arising out of, the construction and sale or other conveyance of any Residential Unit or common area, or any claim by a private party or a governmental agency or entity relating to the violation or alleged violation of any law now or hereafter enacted, and if Developer after ten (10) days written notice from Owner shall fail to pay and discharge the same, then Owner may, at its option and in addition to declaring an Event of Default of Developer and pursuing any other right or remedy available to Owner under this Agreement, pay the charge, lien, claim or demand, or settle or discharge any action therefor or satisfy any judgment thereon, and all costs, expenses and other sums incurred or paid by Owner in connection therewith including, but not limited to, attorneys' fees and court costs, shall be paid to Owner by Developer upon written demand, together with interest thereon at the Wall Street Journal Prime Rate plus five (5%) percent, or the maximum rate allowed by law, whichever is less, from the date incurred or paid by Owner until repaid.

                  11.6. NO WAIVER. Either party to this Agreement may waive any right or remedy it may have, or any Event of Default or Default under this Agreement by the other party, or any provision of this Agreement to the extent it benefits such waiving party; provided however, that such waiver shall not be effective against the waiving party unless it is in writing, signed by the waiving party and specifically refers to this Agreement and the right, remedy, Event of Default, Default or provision being waived. No waiver shall be deemed to be a waiver of any other matter, right, remedy, Event of Default, Default or provision other than that specified in the written notice, whether occurring earlier or later or with respect to the same or similar right, remedy, Event of Default, Default or provision that is being waived. No action or failure to take any action by a party to this Agreement will be deemed to be a waiver by such party of any right, Event of Default or Default under this Agreement. No acceptance by any party of any amount due to it pursuant to this Agreement which is less than the amount due shall be deemed to be other than acceptance of a payment on account of the amount due and no endorsement or statement accompanying or in respect of any receipt, acceptance or payment shall be deemed to be an accord and satisfaction.

                  11.7. REMEDIES CUMULATIVE; EQUITABLE RELIEF. All rights and remedies of the parties pursuant to this Agreement are cumulative with one another and with any other rights or remedies which may be available under applicable law, and the exercise or failure to exercise of any right or remedy shall not preclude the exercise of that right or remedy at other times or of any other right or remedy at any time.

         Section 12. INSURANCE.

                  12.1. DEVELOPER'S INSURANCE. Developer shall maintain as a Project Expense, at all times during the term of this Agreement, and for such additional periods as are hereinafter described, with insurance companies licensed to do business in Florida, with rating classifications of "A" or better and financial size category ratings of "VII" or better according to the latest addition of the A.M. Best Company Key Rating Guide, and acceptable to Owner, insurance coverages in the amounts and to the extent described in EXHIBIT "N" attached hereto and made a part hereof. Any deviation from the insurance requirements of this Section 12 (in its entirety) can only be approved in writing by Owner. This provision cannot be waived except in writing by Owner

                  12.2. SUBCONTRACTORS' INSURANCE. Developer shall cause all subcontractors, materialmen and other persons engaged to perform work required by Developer under to this Agreement to maintain at their expense, insurance coverages in the amounts and to the extent described in EXHIBIT "O" attached hereto and made a part hereof, and shall be required to be included in each such subcontract. Developer shall provide Owner evidence of such insurance coverages in the form and manner acceptable to Owner prior to the commencement of any work by such subcontractors.

                   12.3. PROFESSIONAL LIABILITY INSURANCE. Developer shall cause all architects, engineers, surveyors, consultants and other design professionals engaged by Developer to perform services for the Project to maintain, at their expense, insurance coverages in the amounts and to the extent described in EXHIBIT "P" attached hereto and made a part hereof, and shall be required to be included in each such design professional's contract. Developer shall provide Owner evidence of such insurance coverages in the form and manner acceptable to Owner prior to the commencement of any work or the performance of any services by such professional in connection with the Project.

                   12.4. PROJECT INSURANCE. From the commencement of construction of the Improvements throughout the Term of this Agreement, and for such additional periods as are hereinafter described, Owner shall maintain, as a Project Expense, and with companies with rating classifications of "A" or better and financial size category ratings of "VII" or better according to the latest edition of the A.M. Best Key Rating Guide, and acceptable to Owner, "all risk" or "special form" property insurance ("completed value" form), and coverage for the perils of earth movement and earthquake, and if the Project is in a flood area, the perils of water damage, mud slide and flood. Such insurance shall include "course of construction" coverage in an amount at all times equal to the full replacement value of the Improvements and shall extend coverage for completed Improvements until such time as property coverage is provided by the purchaser. Any deductible amount under such insurance shall not exceed TWENTY FIVE THOUSAND ($25,000) DOLLARS.

                   12.5. INSURED INTERESTS AND ADDITIONAL INSURED. All policies of insurance required to be maintained by Developer and its Subcontractors pursuant to this Agreement, with the exception of Workers' Compensation, Employer's Liability and Automobile Liability policies, shall name Owner, any governmental entity requesting coverage and any third party lenders as additional insureds. Owner shall be provided the same extent of coverage as provided to Developer. All endorsements effecting such additional insured status shall be acceptable to Owner.

                   12.6. FAILURE TO MAINTAIN INSURANCE. If Developer or its subcontractors, architects, engineers, consultants or others engaged to perform work under to this Agreement fail to maintain any insurance required by this Agreement, Developer shall be liable for all losses and costs resulting from said failure. In the event Developer or any of its subcontractors fail to secure or maintain any policy of insurance required, Owner may, at its sole discretion and without obligation to do so, secure such policy of insurance in the name of and for the account of Developer, or other person or entity, and Developer shall pay the cost thereof, or Owner may offset such cost from sums otherwise due Developer. If Owner chooses to exercise this option, Developer shall cooperate fully with Owner in effecting the policy, including, but not limited to, completing or causing others to complete any required application, making contacts with the insurer and other parties on behalf of Owner and supplying any relevant information and documentation.

                   12.7. EVIDENCE OF INSURANCE. Prior to the execution of this Agreement, Developer shall have furnished to Owner either: (i) the original or a certified copy of each insurance policy required to be in force upon the commencement of this Agreement, bearing notations evidencing the payment of premiums and an endorsement showing the required additional insureds; or (ii) a certificate of the insurance accompanied by an endorsement showing the required additional insureds satisfactory to Owner in substance and form, certifying the issuance and effectiveness of such policy in the amount of coverage afforded thereby and certifying that the policy shall not be canceled without thirty
 (30) days prior written notice to additional insureds, accompanied by a copy of such policy as soon as available, but prior to the commencement of any work on the Project by Developer or its subcontractors. Throughout the Term of this Agreement, Developer shall furnish Owner with the documentation described in the preceding sentence (i) with respect to the insurance first obtained after the date of this Agreement, within thirty (30) days after such insurance is first obtained, and (ii) evidencing renewal of all insurance required to be maintained by Developer pursuant to this Agreement not less than thirty (30) days prior to the expiration of the insurance. Owner's lack of objection to Developer's failure to provide the information as required by this Section, or to Developer's failure to comply with the insurance requirements of this Agreement, shall not constitute waiver of such requirements. Any waiver of such requirements must be in writing signed by Owner.

                   12.8. MUTUAL RELEASE AND WAIVER OF SUBROGATION. Owner and Developer for themselves and to the extent legally possible for them to do so, on behalf of their insurers, hereby waive and release each other from any liability for any loss or damage to the other, or loss of their property located upon the Project, which loss or damage is of the type covered by the insurance required to be maintained by it hereunder, irrespective of any negligence on the part of Owner or Developer which may have contributed to or caused such loss. Developer shall obtain for the benefit of Owner a waiver of any right of subrogation which the insurer of such insured parties may acquire against Owner by virtue of the payment of any such loss covered by such insurance. In the event that Developer is by law, statute or governmental regulation unable to obtain a waiver of the right of subrogation for the benefit of Owner, then, during any period of time when such waiver is unattainable, Developer shall be deemed not to have released any subrogated claim of its insurance carrier against Owner, and during the same period of time Developer shall be deemed not to have released the insured party who has been unable to obtain such waiver from any claims they or their insurance carriers may assert which otherwise would have been released pursuant to this Section. In the event that Developer is unable to obtain such waiver of the right of subrogation for the benefit of Owner, Developer shall, within thirty
 (30) days of receiving notice of such inability, give Owner written notice of such inability. To the extent commercially reasonable to do so, the parties will endeavor to use the insurance coverages provided herein to the maximum extent such coverages are applicable for any damage or loss.

                    12.9. RIGHT TO MODIFY INSURANCE REQUIREMENTS. Owner reserves the right from time to time to modify the insurance requirements contained in this Agreement, and to require Developer to obtain additional or more extensive coverages as may appear reasonable to Owner. Owner shall give written notice to Developer of changed requirements and Developer shall make all reasonable efforts to comply with such requirements.

         Section 13. WARRANTIES, REPRESENTATION AND INDEMNIFICATION

                   13.1. WARRANTIES FROM DEVELOPER TO PURCHASERS. Developer shall extend to the purchaser of each Residential Unit a one year express warranty on such terms and conditions as shall be reasonably approved by Owner. All warranties to the purchasers of Residential Units shall be on the warranty form attached hereto and made a part hereof as EXHIBIT "Q" with such modifications as may be approved by Owner in writing, and Developer shall not give any other warranties to such purchasers, either in separate documents or in the sales agreements for the Residential Units; provided however, that in the case of a condominium Residential Unit, Developer shall extend to the purchaser of each such Residential Unit, those warranties to be given by a Developer under the Florida Condominium Act. Developer shall provide to Owner a weekly report showing the status of all warranty claims. Developer shall remedy any defects brought to the attention of Developer within the terms and provisions of the warranty. The remedying of the defects and the performance of the obligations of Developer under the warranties shall be made in a prompt and diligent manner. Insofar as possible, and when necessary, the repair or remedy of any defect shall be commenced within three (3) days of the receipt by Developer of notice thereof and shall thereafter be diligently pursued to completion. The cost of repair or remedy of any defect shall be a Project Expense to be charged against the warranty reserve which shall have an initial balance in an amount not less than One Hundred Ninety Six Thousand Four Hundred ($196,400) Dollars ("RESIDENTIAL UNIT WARRANTY RESERVE") as established in the Full Cost Development Budget, provided that once the Warranty Reserve has been exhausted, the cost of all normal call-back and customer service work and repair of defects required to be performed by Developer pursuant to warranties given to purchasers of Residential Units shall be paid by Developer and shall not be a Project Expense. Developer shall also establish a reserve to be used to repair or remedy any and all defects in connection with the Amenities, including but not limited to, any and all club houses and other commonly used facilities by the residents of the Project ("AMENITIES RESERVE"). Insofar as possible, and when necessary, the repair or remedy of any defect in connection with the Amenities shall be commenced within three (3) days of the receipt by Developer of notice thereof and shall thereafter be diligently pursued to completion. The cost of repair or remedy of any defect shall be a Project Expense to be charged against the Amenities Reserve established in the Full Cost Development Budget, provided that once the Amenities Reserve has been exhausted, the cost of all work and repair of defects required to be performed by Developer under this Paragraph shall be paid by Developer and shall not be a Project Expense. After Owner's final accounting for the Project and distribution of any remaining funds held by Owner as Residential Unit Warranty Reserves and/or Amenities Reserve have occurred, the cost of all normal call-back and customer service work and repair of any defects shall be paid in equal shares by Developer and Owner, provided that Developer shall pay, at its sole expense, without any delay in Developer's performance, for such repairs or remedial work (i) when the cost of such work would reduce Owner's total return as shown in Section 9 or when (ii) the cost of any repairs or remedial work is attributable to Developer's breach of this Agreement, negligence or other wrongful conduct. The provisions of this Section shall not confer any rights whatsoever upon any purchaser of the Residential Units or make any such purchaser a third-party beneficiary to this Agreement. Owner shall have the right at its election to purchase from a third party warranty insurance coverage and the cost, of any such coverage shall be a Project Expense.

                   13.2. MAGNUSON-MOSS WARRANTY ACT AND OTHER STATUTES; NO WARRANTIES. Without limiting the application of any other provision of this Agreement, it is understood that it shall be the responsibility of Developer at its sole expense to comply with all of the requirements of the Magnuson-Moss Warranty Act and any rules promulgated thereunder, as well as all other applicable laws relating to the giving of warranties, as they may apply to the sale or other conveyance of Residential Units, fixtures and consumer goods sold in conjunction therewith including, but not limited to, any provisions relating to the presale availability of warranty terms. Also without limitation, it is further understood that it shall be the responsibility of Developer, at its sole expense, to comply with any other federal, state or local statute, ordinance, rule or regulation enacted or promulgated for the protection of consumers or persons purchasing or leasing real or personal property, as such legislation or rules apply to the sale or other conveyance of Residential Units and consumer goods sold in conjunction therewith. The parties understand that certain adverse consequences may result under the Magnuson-Moss Warranty Act and other statutes if Owner or Developer is deemed to have made an express warranty for any consumer goods sold in conjunction with the Residential Units or to have adopted an express warranty of the manufacturer. Developer shall not make or adopt any warranty and shall clearly and conspicuously disclose the same to the purchasers of the consumer goods. As used in this Agreement, "consumer goods" shall include any tangible personal property or fixtures normally used for personal, family or household purposes, including any such property which is intended to be or actually is installed in a Residential Unit. Developer shall maintain records reasonably satisfactory to Owner, documenting Developer's compliance with its responsibilities under this Section. The records shall be available for inspection by Owner, its agents or representatives at any reasonable time during normal business hours.

                   13.3. ASSIGNMENT OF WARRANTIES. Upon any termination of this Agreement, all warranties in which Developer may then have an interest relating to work, labor, skill or materials furnished in connection with the construction of the Improvements or development of the Project shall thereupon be deemed assigned to, and the property of, Owner without further act or consideration. This provision shall survive any termination of this Agreement.

                  13.4. DEVELOPER'S REPRESENTATIONS AND WARRANTIES TO OWNER. In addition to any other representations and warranties of Developer contained in this Agreement, Developer warrants and represents that the following facts are true and correct as of the date of this Agreement, and Developer's making of each request for disbursement of funds by Owner pursuant to Section 3.2 shall constitute a new representation and warranty that the following facts remain true and correct as of the date of the request, unless previously disclosed in writing by Developer to Owner. These representations and warranties, and any liability of Developer arising therefrom, shall survive any termination of this Agreement.

                  (1). To the best of Developer's knowledge, there are no actions, suits, material claims, legal proceedings or other proceedings to which Developer is a party, pending or threatened, involving or affecting the Property or the Project or any portion thereof, at law or in equity, before any court or governmental agency, domestic or foreign.

                  (2). To the best of Developer's knowledge, there is no governmental authority that considers the Improvements contemplated by the Development Plan or the current or intended operation, use or ownership of the Property or Project to violate or have violated any fire, zoning, health, building code or other ordinance, law or regulation or order of any government or any agency, body or subdivision thereof, or that any investigation has been commenced or is contemplated regarding such possible violation.

                  (3). To the best of Developer's knowledge, there are no pending or threatened proceedings in eminent domain or otherwise which would affect the Property or the Improvements or any portion thereof, nor any facts which might give rise to such actions or proceedings.

                  (4). To the best of Developer's knowledge, there are no liens or encumbrances upon, or claims to or covenants, conditions and restrictions; easements, rights-of way or other matters affecting the Property, except as indicated in the title report and any survey delivered by Developer to Owner prior to Developer's making or remaking of this representation and warranty and except as previously disclosed in writing by Developer to Owner.

                  (5). To the best of Developer's knowledge, there is no material adverse fact or condition relating to the Property or any portion thereof, or affecting Developer's ability to fulfill its obligations under the Agreement, which has not been specifically disclosed in writing by Developer to Owner.

                  (6). To the best of Developer's knowledge, Developer has complied with all laws, ordinances, rules and regulations including, but not limited to, those relating to zoning, land division, building, fire, health and safety, of any governmental agency, body or subdivision thereof bearing on the construction of the Improvements or the operation, ownership or use of the Improvements or the Property.

                  (7). To the best of Developer's knowledge, there are no contracts or other agreements for services, supplies or materials affecting the use, operation or management of the Property that Developer has not disclosed in writing to Owner.

                  (8). Neither this Agreement nor anything provided to be done hereunder violates or shall violate any contract, agreement or instrument to which Developer is a party or which affects the Property or the Project or any part thereof. The execution, consent or acknowledgment of no other person is necessary in order to validate the execution of this Agreement by Developer or permit the consummation of the transactions contemplated herein.

                  (9). Developer is not in default in respect to any of its obligations or liabilities under this Agreement or otherwise pertaining to the Property or the Project, nor is there any existing state of facts or circumstances or condition or event which would constitute or result in any such default upon the giving of notice or the passage of time or both.

                  (10). Developer has the full right and authority to enter into this Agreement and to perform all of Developer's obligations hereunder, and each of the persons signing this Agreement on behalf of Developer is authorized to do so, and the signature or consent of no other person or entity is required.

                  (11). To the extent required by law in order to fully perform its obligations pursuant to this Agreement, Developer and/or developer's affiliates are licensed and in good standing as a real estate broker and building contractor as required under the laws of the State of Florida and, to the best of Developer's knowledge, Developer has all other licenses and is in compliance with all other laws and regulations which may affect Developer's ability to perform pursuant to this Agreement.

                  (12). Developer has not contracted with or employed any broker, finder or agent and has not agreed to pay or otherwise incur any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement, nor has Developer dealt with anyone purporting to act in the capacity of a broker or finder with respect thereto.

                  (13). There have been no acts or omissions of Developer which would constitute a default under this Agreement.

                   13.5. OWNER'S LIMITED LIABILITY. Owner shall not be liable to Developer for any loss, damage, injury or claim of any kind or character to any person or property, except to the extent caused by the willful misconduct of Owner or its officers, directors, affiliates or employees, arising from or caused in connection with the development of the Property or the construction or sale or other conveyance of Residential Units.

                   13.6. DEVELOPER'S LIABILITY; INDEMNITY. Developer hereby indemnifies and shall defend and hold Owner harmless, its partners and their partners, members and managers, its lenders, and each of their respective officers, directors, affiliates, partners, members, managers, agents, employees, licensees, invitees and contractors against all loss, expense (including, but not limited to, attorneys' fees and court costs), damage, injury, liability, cause of action or claim of any kind or character (individually a "CLAIM" and collectively "CLAIMS") in any way arising from or caused by (i) Developer's breach of this Agreement; (ii) the gross negligent or willful misconduct of Developer, its officers, directors, employees, agents, licensees, consultants, vendors or subcontractors, or any affiliate of Developer (collectively, the "DEVELOPER PARTIES"); (iii) any defect in the Plans and Specifications, or the design or construction of, or materials used in any of the Improvements or in any machine, equipment, appliance or other item of personal property installed or located therein; (iv) any defect in soils or in the preparation of soils or in the design and accomplishment of grading; (v) any violation or alleged violation by any of the Developer Parties of any law existing as of the date of this Agreement or hereafter enacted; (vi) any gross negligent acts or omissions or other tortious conduct of Developer or any of the Developer Parties; (vii) any accident on the Property or other casualty thereon; (viii) any representations by Developer or any of the Developer Parties not specifically approved by Owner; (ix) any other cause whatsoever in connection with Developer's use of, or activities on, the Property or Developer's performance under this Agreement; and (x) the inaccuracy or incorrectness of any representation or warranty of Developer to Owner under this Agreement. The indemnity and agreement to defend and hold harmless by Developer shall apply to any claim or action asserted by a private party or by a governmental agency or entity under any statute or case law in effect as of the date of this Agreement or hereafter including, but not limited to, any claim or action for treble or punitive damages or assessment of fine or penalty; and the indemnity and agreement to defend and hold harmless by Developer are intended to apply with respect to loss, expense, damage, injury or claim arising during the term of this Agreement or following any expiration or other termination of this Agreement, and shall survive the expiration or other termination of this Agreement. Developer hereby grants Owner a security interest in Developer's compensation in connection with the Project to secure all of Developer's obligations under this Agreement, including, but not limited to, the foregoing indemnity, and Owner shall have the right of setoff against any and all compensation payable to Developer under Section 9 hereof with respect to Developer's indemnity obligations. Developer's obligations to defend, indemnify and hold Owner harmless as described above shall be interpreted in the broadest possible manner, provided that, as to any indemnified party, said obligations shall not apply to injury, death or damage to property arising from the sole negligence or the sole willful misconduct of said indemnified party or its officers, agents, servants, or independent contractors who are directly responsible to the indemnified party, or for defects of designs furnished by such persons; but provided further that the foregoing limitations shall not apply as to any insurance required by this Agreement. If any claim is made against Owner for damages on account of injury or damage of any sort in connection with Developer's work under this Agreement, Owner shall have the right, at its option, to withhold from Developer any payments due Developer hereunder until such claim is finally settled to the satisfaction of the Owner. These obligations of Developer shall not be construed to negate, abridge, or otherwise reduce any right of indemnity or any other rights to which Owner would otherwise be entitled:

                   13.7. ENVIRONMENTAL REPRESENTATION, WARRANTY, AND INDEMNITY. Owner has acquired or will acquire the Property based upon Developer's representation that Developer has fully investigated the Property for any "Hazardous Substances" (as defined below). In connection therewith, Owner acknowledges receipt of an environmental study prepared by _____________________ dated _________, on behalf of Developer, a copy of which is attached hereto and made a part hereof as EXHIBIT "R" ("ENVIRONMENTAL REPORT"). Other than the information contained in the Environmental Report, Developer warrants to Owner that to the best of Developer's knowledge there are no Hazardous Substances currently existing on, in or under the Property, or that are a threat to be released onto or under the Property from sources either on the Property or off the Property, and that no above or underground storage tanks are located on the Property. Developer hereby agrees to indemnify, defend and hold Owner, its partners and their partners, members and managers, its lenders, and each of their respective officers, directors, affiliates, partners, agents, employees, licensees, invitees, contractors, successors and assigns (collectively, the "INDEMNIFIED PARTIES") harmless from and against any and all claims, damages, liabilities, costs or expenses, including reasonable attorneys' and consultants' fees (collectively "DAMAGES") suffered or incurred by any of the Indemnified Parties as a result of (i) any Hazardous Substance existing on, in or under the Property as of the date of this Agreement; (ii) subsequently released or discharged onto, in or under the Property or Improvements from sources existing on or off the Property as of the date of this Agreement; or (iii) released or discharged, onto, in or under the Property or Improvements by Developer, contractor or any subcontractor during the course of development of the Project. The liability of Developer as set forth in the preceding sentence includes, without limitation, the cost of, or liability for, investigation, clean-up or remediation of environmental damage; any damages resulting in diminution in value or adverse effect on the marketability of the Project or any portion thereof; any fines, penalties, interest, assessments, judgments or other liabilities arising from any laws relating to Hazardous Substances; any liabilities for property damage, personal injury, injury to natural resources, and consequential damages; and any amounts expended by any of the Indemnified Parties to settle or compromise any claim or allegation of liability arising out of Hazardous Substances. As used herein, "Hazardous Substances" means (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to or regulated by, any laws, regulations, rules or orders defining or listing materials as hazardous, toxic, infectious, carcinogenic or otherwise injurious to human health or the environment; (ii) asbestos; (iii) PCB's; (iv) radioactive materials; and (v) any petroleum or petro-chemical substances. These obligations shall apply regardless of fault on the part of either Developer or an Indemnified Party, whether active or passive, it being the intention of this Section that Developer is responsible for all costs and losses arising from any Hazardous Substance existing on, in or under the Property as of the date of this Agreement, or released or discharged on, in or under the Project prior to its completion, except as to materials released or discharged by Owner. Developer shall be fully responsible for removal or transportation of any Hazardous Substances found on the Project after the date of this Agreement; and shall sign any transportation manifests in its own name and not in the name of the Owner. Each of the obligations of this Section shall survive any subsequent acquisition of the Property by Owner and any termination of this Agreement. Developer hereby releases Owner from any claim (present or future, known or unknown) for contribution or indemnity arising out of any Hazardous Substances in, on or under the Project, except as to materials released or discharged by Owner.

                   13.8. REQUIRED INDEMNITY CLAUSE TO BE INCLUDED IN SUBCONTRACTS AND DESIGN PROFESSIONAL CONTRACTS. Developer shall include in each of its subcontracts for design and construction of the Project the language contained in EXHIBIT "S" (for design professional contracts), or EXHIBIT "T" (for construction subcontracts), as the case may be.

         Section 14. MISCELLANEOUS.

                  14.1 CONFIDENTIALITY AND RESTRICTIONS ON DISCLOSURE. Neither Owner nor Developer shall, unless Owner or Developer has obtained the prior written consent of the other, release, publish, distribute or otherwise disclose, and shall not authorize or permit any person or entity to release, publish, distribute or otherwise disclose, any information regarding the financial arrangement between Owner and Developer under this Agreement nor the market studies prepared for the Project; provided however, Developer recognizes and acknowledges that Owner is a publicly held company, and as such, is subject to certain federal and state auditing and securities laws that will require the disclosure and dissemination of information that might otherwise not be permitted under this Paragraph. Developer specifically consents and agrees to Owner's disclosure and dissemination of the information required by federal and state law auditing and securities laws, provided that said information is disclosed and disseminated in connection said federal and state law requirements. All publicity with respect to this Agreement and Project shall be coordinated, approved and released through Owner.

         14.2 ASSIGNMENT.

         (1). BY DEVELOPER. Developer may not encumber, assign or otherwise transfer this Agreement or any right or interest hereunder without the prior written consent of Owner, which consent shall be in Owner's sole and absolute discretion. Developer acknowledges that, in entering into this Agreement, Owner has bargained for the services specifically of Developer, and therefor, Developer agrees that Owner may for any reason in Owner's sole discretion, withhold its consent to any encumbrance, assignment or other transfer of any right, obligation or interest under this Agreement by Developer. Any encumbrances, assignments or other transfers, whether voluntary or involuntary, by operation of law, under legal process, by receivership, in bankruptcy or otherwise, without such prior written consent, shall be void and shall confer no rights whatsoever. The following shall be considered to be an assignment of this
Agreement: (i) any change in control or majority voting power of Developer, and
(ii) any transfer, assignment or hypothecation of any stock or interest in Developer to any person or entity that is not a stockholder or interest holder of Developer as of the date of this Agreement, in the aggregate in excess of twenty-five (25%) percent of such stock or interest as of the date of this Agreement.

         (2). BY OWNER. Owner may encumber, assign or otherwise transfer any right or interest under this Agreement (i) with the written consent of Developer which shall not be unreasonably withheld or (ii) without the prior written consent of Developer, if Owner remains liable for its obligations hereunder; provided, however, that Owner may be released of all its obligations hereunder and without Developer's consent encumber, assign or otherwise transfer any right or interest under this Agreement together with the sale or other transfer of the Property to an entity having a financial net worth substantially equal to or greater than that of Owner as of the date hereof or to a lender on the Project, or to a general or limited partnership in which Owner is a general partner having significant managerial responsibilities, or to a corporation in which Owner owns, directly or indirectly, a majority of the stock or to any other business entity in which Owner has significant managerial responsibilities. The foregoing provisions shall not be construed to require Owner to obtain Developer's consent to obtaining third-party financing secured by the Property and/or the Project or otherwise encumbering the Property and/or the Project.

         14.3. ATTORNEYS' FEES. If any party commences an action against the other party to interpret or enforce any of the terms of this Agreement or as the result of a breach by the other party of any terms hereof, the losing (or defaulting) party will pay to the prevailing party all reasonable attorneys fees, costs and expenses incurred in connection with the prosecution or defense of such action, including those incurred in any trial, arbitration or appellate proceedings, whether or not the action is prosecuted to a final judgment.

         14.4. NOTICE. All notices, requests, consents or other communications required or permitted under this Agreement will be in writing (including facsimile transmission) and will be addressed to:

  As to Developer:           Centerline Homes at Delray, Inc.
                             12534 Wiles Road
                             Coral Springs, Florida 33076
                             Attention: Craig Perry
                             Facsimile: (954) 344-4176

   with a copy to:           Larry A. Rothenberg, P.A.
                             900 North Federal Highway, Suite 460
                             Boca Raton, Florida 33432
                             Facsimile: (561) 394-0571

   As to Owner:              OH Investments, Inc.
                             Attn: Joseph Pivinski, Vice-President of Finance
                             1690 S. Congress Ave.
                             Delray Beach, FL  33445
                             Fax:  (561) 274-0066
                             Facsimile:__________________

   With a copy to:           Ruden, McClosky, Smith, Schuster
                             & Russell, P.A.
                             Attn.:  Mark F. Grant, Esq.
                             200 East Broward Boulevard, 18th Floor
                             Fort Lauderdale, Florida  33301
                             Facsimile: (954) 333-4004

   With a copy to:           Ruden, McClosky, Smith, Schuster
                             & Russell, P.A.
                             Attn.:  Thomas O. Katz, Esq.
                             200 East Broward Boulevard, 18th Floor
                             Fort Lauderdale, Florida  33301
                             Facsimile: (954) 333-4019

Each such notice will be deemed delivered (i) on the date delivered, if by personal delivery, (ii) on the date of transmission prior to 5:00 PM, if by written confirmed facsimile transmission, (iii) on the date upon which the return receipt if signed or delivery is refused or the notice is designated by postal authorities as not deliverable, as the case may be, if mailed, and (iv) on the next business day, if by a nationally recognized overnight mail courier. By giving to the other party at least fifteen (15) days written notice thereof, the parties hereto and their respective successors and assigns will have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each will have the right to specify as its address any other address.

                  14.5. NON-COMPETE AGREEMENT. Developer shall devote its best efforts, attention and energies to the planning, development, construction and marketing of the Project as well as the planning, development, construction, marketing and sale of Residential Units comprising the Project at all times during the Non-Competition Time Period (hereinafter defined). During the Non-Competition Time Period, Developer, Craig Perry and Stephen Margolis ("DEVELOPER PRINCIPALS") shall not, directly or indirectly, engage in, or have any interest in any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, consultant, investor or similar position) that engages in the acquisition, development, construction, marketing, sale and/or rental of single family homes, multifamily homes, condominiums, townhomes, apartments or any other type of units to be constructed or already existing that are intended for persons the age of fifty-five (55) years or over ("COMPETING DEVELOPMENTS"): (i) in the following geographical area
(a) no closer north than Okeechobee Boulevard (b) no closer east than Interstate 95, (c) no closer south than the Palm Beach County Line, and (d) no closer west than the Palm Beach County Line ("NON-COMPETE ZONE"); and, (ii) for the time period being the earlier to occur of (a) December 31, 2003, or (b) Four Hundred
(400) Residential Units are under binding Sales Agreements and/or have closed ("NON-COMPETITION TIME PERIOD"). Notwithstanding anything to the contrary contained hereinabove, Developer and the Developer Principals shall be permitted during the Non-Competition Time Period to enter into and close on contracts for the acquisition of raw land within the Non-Compete Zone as well as commence the governmental approval process for any and all necessary governmental approvals, permits, licenses, consents and the like (collectively, "APPROVALS"), prior to the expiration of the Non-Competition Time Period even if the Approvals are for Competing Developments.

                  14.6. OTHER PROJECTS. Subject to the general provisions and restrictions set forth elsewhere in this Agreement, both Owner and Developer may acquire, develop, construct, operate and manage other real estate (or any one or more of the foregoing) on its own behalf or on behalf of any other person or entity during the term hereof. Notwithstanding the existence of this Agreement, subject to the provisions and restrictions set forth in this Agreement, Owner and Developer may engage in any activity it chooses, without having or incurring any obligation to offer any interest in such activities to the other. Subject to the provisions and restrictions set forth in this Agreement, neither this Agreement nor any activity undertaken pursuant hereto will prevent Owner or Developer from engaging in such activities or require Owner or Developer to participate in such activities of the other, and, as a material part of the consideration for Owner's and Developer's execution of this Agreement, Owner and Developer hereby waives, relinquishes and reserves any such right or claim of participation, subject to the provisions and restrictions set forth in this Agreement. Developer will not be required to spend all of its time in the performance of its duties hereunder, but rather will spend such time as is reasonably necessary to satisfy its obligations hereunder and to successfully complete the Project. Notwithstanding the foregoing, Developer shall not participate, directly or indirectly, in any project or endeavor which would materially and adversely affect the success or viability of the Project or render it unable to completely fulfill its obligations under this Agreement.

                  14.7. AFFILIATE TRANSACTIONS. In the performance of its duties hereunder, Developer may retain, employ or contract with or on behalf of Owner, any affiliate, subsidiary or other related person or entity for the furnishing of materials or services in connection with the Project; provided however, that the terms of any such agreement shall be (i) approved in writing in advance by

Owner, and (ii) at least as favorable to Owner as would be obtained by Developer in a comparable arm's length transaction with a person or entity other than Developer's affiliate, subsidiary or other related person or entity.

                  14.8. INDEPENDENT CONTRACTOR. Developer's performance of its duties hereunder will be as an independent contractor on behalf of the account of Owner. Under no circumstances will Developer be deemed an owner of the Property or Project, or to be a partner or a joint venturer with Owner in the development of the Project, under the terms hereof, nor will Owner have any obligation or liability, in tort or contract, with respect to the Property or Project, either by virtue of this Agreement or otherwise which may be directly attributed to the act or acts of Developer. In acknowledging that Developer is acquiring no rights whatsoever in the Property or Project, Developer shall not assert, in any legal action or otherwise, any right or interest in the Property or Project and will not record any lis pendens or any similar notice or lien against the Property.

                  14.9. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. This Agreement and the rights of the parties hereunder will be governed by, and interpreted in accordance with, the laws of the State of Florida and any applicable laws of the Untied States of America. Any legal action or proceeding with respect to this Agreement shall be brought in Palm Beach County, Florida, in the courts of the State of Florida or of the United States for the Southern Division of Florida, and by execution and delivery of this Agreement the parties hereby irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably waive and agree not to plead or claim that any such action or proceeding has been brought in an inconvenient forum.

                  14.10. SUCCESSORS AND ASSIGNS. Except as herein otherwise specifically provided, this Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

                  14.11. THIRD PARTIES. There are no third-party beneficiaries to this Agreement.

                  14.12. SEVERABILITY. If any provision or portion of this Agreement shall become illegal, unenforceable, invalid, null or void or against public policy for any reason, or shall be held by any court of competent jurisdiction to be illegal, unenforceable, invalid, null or void or against public policy, the legality, validity or enforceability of the remaining provisions or portions of this Agreement shall not be affected thereby.

                  14.13. GOOD FAITH. The parties shall endeavor in good faith to fulfill the terms of this Agreement.

                  14.14. EFFECTIVE DATE. The "Effective Date" of this Agreement shall be the date on which the last of the Buyer or Seller executes the same.

                  14.15. COUNTING OF DAYS. In the event that a date on which performance by either Buyer or Seller is to occur falls on a Saturday, Sunday or federal or state holiday, then the time for such performance shall be extended to the next business day immediately following thereafter.

                  14.16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

                  14.17. TIME OF ESSENCE. Time is of the essence as to each provision of this Agreement.

                  14.18. APPROVAL PROCEDURE. Owner shall notify Developer of Owner's approval or disapproval of each item submitted for Owner's approval within ten (10) business days from Owner's receipt thereof. Upon Owner's approval, one copy of each approved document bearing Owner's endorsement shall be returned to Developer. No approval shall be effective unless it is in writing and specifically refers to the matter being approved. In the event Owner fails to notify Developer of Owner's approval or disapproval of an item within a required period, Owner shall be deemed to have disapproved such item at the expiration of such period.

                  14.19. FURTHER ASSURANCES. Each party agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to more fully effectuate this Agreement and carry on the business contemplated hereunder.

                  14.20. EQUITABLE REMEDIES. In the event of a breach or threatened breach of this Agreement by any party, the remedy at law in favor of the other party may be inadequate and such other party, in addition to any and all other rights which may be available, will accordingly have the right of specific performance in the event of any breach, or injunction in the event of any threatened breach of this Agreement by any party.

                  14.21. FORCE MAJEURE. Inability of either party to commence or complete its non-monetary obligations hereunder by the dates herein required resulting from delays caused by strikes, picketing, acts of God, war, emergencies, shortages or unavailability of materials or other causes beyond either party's reasonable control which have been timely communicated to the other party, will extend the period for the performance of the obligations for the period equal to the period(s) of any such delay(s).

                  14.22. INCORPORATION OF EXHIBITS. All Exhibits attached to this Agreement are incorporated herein by this reference.

                  14.23 PROJECT RECOGNITION. Unless Developer is terminated either with or without cause, in all promotional, sales, and marketing material, Developer shall be given equal recognition with Owner for the development of the Project. Unless otherwise specifically notified by Owner to the contrary,

Developer is authorized to include all sales revenues, number of units sold, and other similar information from the Project as applicable to Developer for building industry reporting purposes.

                  14.24. ENTIRE AGREEMENT. This Agreement, including the Exhibits attached hereto, embodies the entire understanding between the parties, and supersedes any and all prior agreements and understandings, written or oral, formal or informal.

                  14.25. CAPTIONS. The captions used in this Agreement are for convenience only and are not a part of this Agreement and do not in any way limit, amplify or explain any of the provisions of this Agreement.

                  14.26. WAIVER OF TRIAL BY JURY. Owner and Developer hereby knowingly voluntarily and intentionally waive the right either may have to a trial by jury with respect to any litigation based on or arising out of, under or in connection with this Agreement and/or any document contemplated to be executed in conjunction herewith or any course of conduct, course of dealing, statements (whether verbal or written) or any actions of any other party to this Agreement.

                  14.27 DEVELOPER'S INDIVIDUAL INDEMNITY OBLIGATION. Craig Perry and Stephen Margolis, and their respective spouses, Debra Perry and Lori Margolis (together, the "DEVELOPER INDIVIDUALS") shall indemnify, defend and hold harmless Owner, its lenders and each of their respective officers, directors, affiliates, agents, employees, licensees, invitees and contractors against all "claims" (as defined in Section 13.6) which Developer is responsible for under this Agreement to the extent such claims are not fully satisfied by Developer. Developer and the Developer Individuals acknowledge that Owner shall have the right to join the Developer Individuals in any action or legal proceeding brought by Owner against Developer and to enforce the obligations of the Developer Individuals set forth herein in such action or legal proceeding, it being expressly understood and agreed that Owner will not have to wait to pursue the Developer Individuals until after a final judgement against Developer is obtained. Developer Individuals surrender any and all defenses based on principles of guaranty or suretyship law, it being the purpose and intent of this Agreement that the respective obligations of the Developer and the Developer Individuals, as such are set forth in this Agreement and subject to the conditions set forth in this Section 14.26, are absolute and unconditional under all circumstances. The provisions of this Section shall survive any termination of this Agreement.

                  14.28. KEY MAN INSURANCE. Owner may, but shall not be obligated to, obtain and maintain in full force and effect, life insurance policies on the life of Craig Perry and Stephen Margolis ("KEY MEN"), in such amounts as Owner, from time to time, shall deem appropriate ("KEY MAN LIFE INSURANCE POLICIES"), with the cost of the same being a Project Expense. The Key Men shall take such actions, including submitting to medical examinations, as shall be required for Owner to obtain and maintain such Key Man Life Insurance Policies. Owner shall be the sole owner of the Key Man Life Insurance Policies issued to it, and shall have the sole right in and to, with Developer have no right or claim in or to, any and all proceeds paid in connection therewith. The provisions of this Section shall survive any termination of this Agreement.

         IN WITNESS WHEREOF, Owner, Developer and the Developer Individuals have executed this Agreement as of the date first above written, which date for all purposes shall be considered to be the date of this Agreement.

         WITNESSES                OWNER:

                                  OH INVESTMENTS, INC., a Florida corporation
   ____________________
   Signature

   ____________________
   Printed Name                   By:_________________________________________
   ____________________              Richard D. Levy, Chief Executive Officer
   Signature
   ____________________
    Printed Name

                                  DEVELOPER:

   ____________________           CENTERLINE HOMES AT DELRAY, Signature
                                  INC., a Florida corporation
   Printed Name                   By:__________________________________________
   ____________________           Printed Name:________________________________
   Signature                               Title:______________________________
   ____________________
    Printed Name

                     [signature pages continue on next page]

                                [signature page]



                                                    DEVELOPER INDIVIDUALS:

   ____________________
   Signature
   ____________________
   Printed Name                                      ___________________________
   ____________________                              Craig Perry
   Signature
   ____________________
   Printed Name
   ____________________
   Signature
   ____________________
   Printed Name                                      ___________________________
   ____________________                              Debra Perry
   Signature
   ____________________
   Printed Name
   ____________________
   Signature
   ____________________
   Printed Name                                      ___________________________
   ____________________                              Stephen Margolis
   Signature
   ____________________
   Printed Name
   ____________________
   Signature
   ____________________
   Printed Name                                      ___________________________
   ____________________                              Lori Margolis
   Signature
   ____________________
    Printed Name

                                    EXHIBIT A

                                LEGAL DESCRIPTION

                                    EXHIBIT B

                                DEVELOPMENT PLAN

                                    EXHIBIT C

                                PROJECT SCHEDULE

                                    EXHIBIT D

                          FULL COST DEVELOPMENT BUDGET

                                    EXHIBIT E

                            CHC CONSTRUCTION CONTRACT

                                    EXHIBIT F

                    LIST OF CURRENT CONSULTANTS, ARCHITECTS,
                            CONTRACTORS AND SUPPLIERS

                                    EXHIBIT G

                    FORM SUBCONTRACTOR CONSTRUCTION CONTRACT

                                    EXHIBIT H

                 FORM ADDENDUM FOR DESIGN PROFESSIONAL CONTRACTS

                                    EXHIBIT I

                                OWNERS INSURANCES

                                    EXHIBIT J

                 FORM LANGUAGE FOR DESIGN PROFESSIONAL CONTRACTS

                                    EXHIBIT K

             FORM LANGUAGE FOR DESIGN-BUILD SUBCONTRACTOR CONTRACTS

                                    EXHIBIT L

                              FORM SALES AGREEMENT

                                    EXHIBIT M

                             SECTION 9.3(3) EXAMPLE

                                    EXHIBIT N

                              DEVELOPER INSURANCES

                                    EXHIBIT O

                       CONTRACTOR/SUBCONTRACTOR INSURANCES

                                    EXHIBIT P

                             PROFESSIONAL INSURANCES
                                 (SEE EXHIBIT H)

                                    EXHIBIT Q

                            RESIDENTIAL UNIT WARRANTY

                                    EXHIBIT R

                              ENVIRONMENTAL REPORTS

                                    EXHIBIT S

                 FORM LANGUAGE FOR DESIGN PROFESSIONAL CONTRACTS

                                    EXHIBIT T

                    FORM LANGUAGE FOR CONSTRUCTION CONTRACTS